Exhibit 4.29

SHAREHOLDERS’ AGREEMENT

RELATING TO

MELCO PBL GAMING (MACAU) LIMITED

PBL ASIA LIMITED

MELCO PBL INVESTMENTS LIMITED

HO, LAWRENCE YAU LUNG

MELCO PBL GAMING (MACAU) LIMITED

CONTENTS

1. THE DICTIONARY	2

2. THE COMPANY	2

3. BOARD OF DIRECTORS	6

4. GENERAL MEETINGS	8

5. DECISION MAKING	8

6. BUDGET AND BUSINESS PLAN	13

7. SHAREHOLDER OBLIGATIONS	14

8. MANAGEMENT OF THE COMPANY	14

9. CONFIDENTIALITY	15

10. DISPOSAL OF SHARES	16

11. DISPUTE RESOLUTION	16

12. WARRANTIES	17

13. GENERAL	17

ATTACHMENT A DICTIONARY	1

i

DATE: 15 December, 2006

PARTIES

1.	PBL ASIA LIMITED, an exempted company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (“PBLSub”)

2.	MELCO PBL INVESTMENTS LIMITED a company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (“Melco PBL”)

3.	HO, LAWRENCE YAU LUNG, an individual with professional address at 38/F., The Centrium, 60 Wyndham Street, Central, Hong Kong (the “Managing Director”)

4.

MELCO PBL GAMING (MACAU) LIMITED, a company incorporated under the laws of Macau SAR of Avenida Dr. Mário Soares No 25 Edificio Montepio 1[o], Comp. 13, Macau SAR registered with the Macau Commercial Registry under number 24325 (the “Company”)

WHEREAS

(A)	The Company was incorporated on 10 May 2006.

(B)

On 8th September 2006 the Government of Macau SAR, Wynn Resorts (Macau) Limited and the Company entered into the Subconcession pursuant to which the Company is entitled, subject to the laws of Macau SAR, to engage in the exploitation of games of chance and other games in casino in Macau SAR.

(C)	The Company is a company limited by shares incorporated in Macau SAR. At the date hereof the Company’s registered capital, which is fully paid up is one billion Patacas (MOP1,000,000,000) divided and represented by (i) 2,800,000 Class A Shares of one hundred Patacas (MOP100) each, which Class A Shares (a) represent twenty eight per cent (28%) of the issued share capital of the Company; (b) a nominal right to receive a Class A Dividend of an aggregate amount of up to one Pataca (MOP1) per year from the Company, and (c) a nominal right to receive a Class A Capital Distribution of an aggregate amount of up to one Pataca (MOP1) upon a return of capital or the liquidation of the Company; and (ii) 7,200,000 Class B Shares of one hundred Patacas (MOP100) each which Class B Shares together (x) represent seventy-two per cent (72%) of the issued share capital of the Company (y) a right to receive all dividends and capital distributions of the Company, whether before or upon the liquidation of the Company, after payment of the Class A Dividend and, as applicable, the Class A Capital Distribution.

(D)	The Managing Director is the registered holder of 1,000,000 Class A Shares representing ten per cent (10%) of the issued share capital of the Company.

(E)	PBLSub is the registered holder of 1,800,000 Class A Shares representing eighteen per cent (18%) of the issued share capital of the Company and Melco PBL is the registered holder of 7,200,000 Class B Share representing seventy two per cent (72%) of the issued share capital of the Company.

(F)	The terms of this Agreement shall be submitted to the Government of the Macau SAR for approval.

THE PARTIES AGREE

1.	THE DICTIONARY

1.1	Dictionary

The Dictionary in Attachment A:

(a)	defines some of the capitalised terms used in this Agreement; and

(b)	sets out rules of interpretation which apply to this Agreement.

2.	THE COMPANY

2.1	Nature of Business

The business of the Company is:

(a)	to exploit games of chance and other games in casino in Macau SAR all in accordance with the terms of the Subconcession and the laws of Macau SAR; and

(b)	any other correlated activity determined by the Board from time to time to the extent permitted by the laws of the Macau SAR and authorized by the Macau SAR Government.

2.2	Place of Business

The Company shall maintain its head office within Macau SAR.

2.3	Name of Company

The Company will be known as , in Chinese, “Melco PBL Gaming (Macau) Limited” in English and “Melco PBL Jogos (Macau), S.A.” in Portuguese.

2.4	Conduct of the Business

The Company will conduct its affairs in accordance with the Subconcession, the Gaming Concessions Legal Regime for the exploitation of games of chance and other games in casino in the Macau SAR comprising Law no. 16/2001, Regulation no.26/2001 and all other complementary applicable laws and regulations and other Gaming Authorizations from the Gaming Authority and other applicable laws of Macau SAR.

2.5	Operation in accordance with the Articles and this Agreement

The Company shall operate pursuant to the terms of the Articles and this Agreement. To the extent that the terms of this Agreement conflict with mandatory provisions of the Articles under the laws of Macau SAR, the terms of the Articles shall prevail. Each Shareholder agrees to vote all Shares and take all other actions available to it which are necessary or appropriate to ensure the Articles do not conflict with the provisions of this Agreement and to give effect to the terms and intent of this Agreement.

2.6	Term of this Agreement

This Agreement will continue until terminated:

(a)	in accordance with this Agreement; or

(b)	by written agreement among the parties;

but shall not terminate on the expiry of the Subconcession merely by virtue of such expiry. This Agreement shall cease to apply to a Person when that Person ceases to be a Shareholder.

2.7	Shareholding

Capital of the Company

(a)	The entire registered capital of the Company is one billion Patacas (MOP1,000,000,000) divided into 10,000,000 Shares of one hundred Patacas (MOP100) par value each and is represented exclusively by registered nominative shares of which 2,800,000 are Class A Shares and 7,200,000 are Class B Shares. Each Share entitles the holder thereof to identical voting rights in the Company. All of the Shares are duly authorized by the Government of Macau SAR, validly issued, and registered in the name of the Shareholders in the amounts set forth in clause 2.7(d).

Class A Shares

(b)	The Class A Shares, in the aggregate, represent twenty eight per cent (28%) of the authorised issued share capital of the Company. The holders of the Class A Shares, as a group, are entitled to an annual dividend in an amount in the aggregate of up to one Macau Pataca (MOP1) (the “Class A Dividend”) and a preferential distribution in the event of the liquidation of the Company or return of capital to the Class A Shares in an amount in the aggregate of up to one Macau Pataca (MOP1) (the “Class A Capital Distribution”), and shall be entitled to no other dividends, distributions, return of capital, liquidation proceeds, return of par value, or other sum of any type from the Company. Class A Shares representing ten per cent (10%) of the authorised issued share capital of the Company will be held by the Managing Director and the Managing Director shall have no obligation to contribute further capital to the Company and in the event that any payment of dividend, distribution, return of capital, liquidation proceeds, par value, or emolument of any type other than the Class A Dividend (or part thereof) or the Class A Capital Distribution (or part thereof) shall ever be received by the Managing Director in respect of the Class A Shares, the Managing Director shall immediately account for and pay such dividend, distribution, capital, liquidation proceeds, par value, or emolument to the holders of the issued and outstanding Class B Shares, in proportion to their ownership thereof.

Class B Shares

(c)	The Class B Shares in the aggregate represent (a) seventy two per cent (72%) of the authorized issued share capital of the Company, and (b) one hundred per cent (100%) of the rights to receive dividends and other distributions from, and capital of, the Company, after payment of the Class A Dividend and the Class A Capital Distribution in respect of Class A Shares. The holders of the Class B Shares, in proportion to their ownership thereof, shall be entitled to receive any dividends, distributions, capital, liquidation proceeds, par value, or other emoluments that may at any time be paid to or received by the holders of the Class A Shares, except the Class A Dividend and the Class A Capital Distribution.

Shareholders Proportion

(d)	The shareholding structure of the Company is as follows:

Shareholder	Number of Shares	Percentage Holding
Managing Director	1,000,000 Class A Shares	10%
PBLSub	1,800,000 Class A Shares	18%
Melco PBL	7,200,000 Class B Shares	72%

2.8	Exercise of Powers

Each Shareholder agrees to take all reasonable steps which are within its power and are necessary to procure that its voting rights as a Shareholder in the Company and where applicable, the voting rights of Directors nominated by it to the Board, are exercised in a manner to ensure that the Company acts in conformity with this Agreement and the Subconcession.

2.9	Legends on Share Certificates; Safekeeping of Share Certificates

All certificates representing Shares or other direct or indirect interests in the Company or any Affiliated Company shall be kept under the control of Melco PBL or its designee. Each certificate representing the Shares, now or hereafter held by the Shareholders or their respective permitted transferees and successors shall be stamped with certain legends required by the laws of the Macau SAR and a legend in substantially the following form in Portuguese and English, respectively:

“A transmissão e oneração das acções, e dos direitos inerentes às mesmas, representados por este título estão sujeitas: (a) às restrições legais imperativas aplicáveis, nomeadamente, as decorrentes da Lei n.º 16/2001 da Região Administrativa Especial de Macau e (b) às restrições nos termos do Acordo Parassocial, conforme venha a ser alterado, cuja cópia está arquivada no Escritório de Advogados da Dra. Manuela António. Qualquer transmissão ou oneração das acções, e dos direitos inerentes, representados por este título em violação do supra disposto não produzirá efeitos em relação à Sociedade nem confere ao adquirente ou interessado o direito ao averbamento de tal transmissão no Livro de Registo de Acções, o qual será recusado pela Sociedade.”

“The transfer and encumbrance of, and rights in, the shares represented by this certificate are (a) subject to the mandatory legal restrictions including, inter alia, those arising from Law No. 16/2001 of the Macau SAR and (b) restricted under the terms of a

Shareholders’ Agreement, as amended from time to time, a copy of which is on file at the office of Manuela Antonio, Lawyers in Macau SAR. Any transfer or encumbrance of, and rights in, the shares represented by this certificate in violation of the abovementioned restrictions will be of no effect towards the Company and will not entitle the transferee or the interested party to register such transfer in the share register book of the Company and shall be refused registration by the Company.”

3.	BOARD OF DIRECTORS

3.1	Number of Directors

The Board of Directors must pursue the general interests of the Company as well as assure the management of its business. The Directors will be an odd number, consisting of the Managing Director (as defined in clause 3.2)(who will be a category “B” director) and a number of other directors (with all directors being elected by the General Meeting and approved by the Government of Macau SAR), with the intention that the Directors (other than the Managing Director) are nominated by Melco PBL.

3.2	Managing Director

To the extent required by the laws of Macau SAR, the Company is required at all times to have at least one (1) Director who is a permanent resident of Macau SAR and who shall be designated as the “managing director” of the Company in accordance with the rules set forth in Article 19 of Law No. 16/2001 and shall hold ten (10) per cent of the issued share capital of the Company. The Managing Director shall have such delegated management authority as the Board shall from time to time resolve subject always to approval from the Macau SAR Government and to Article 466.3 of the Macau Commercial Code, and the Managing Director’s authority shall not exceed the authority so delegated.

The Shareholders have designated and the Government of Macau SAR has approved Ho, Lawrence Yau Lung to serve as the Managing Director. The Managing Director shall serve as Managing Director under the terms of the Engagement Letter.

3.3	Term and Removal of Directors

(a)	The Board of Directors are elected by the General Meeting for three years and may be re-elected one or more times.

(b)	A Director may be removed by the General Meeting notwithstanding the currency of the Director’s three year term.

(c)	A Director may resign his or her office on notice to the Board.

(d)	A Director shall be removed in the event that the Director becomes under any legal disability or is subject to an adverse determination by the Gaming Authority or by other relevant Regulatory Authority.

3.4	Chairperson

(a)	The Chairperson will be appointed by the Board. The members of the Board have agreed that Lawrence Ho shall serve as Chairperson.

(b)	In the definitive absence of the Chairperson, the Board of Directors shall proceed with his replacement until the next General Meeting, by electing among its members a new Chairperson.

(c)	In the definitive absence of any Director, the first substitute director shall replace him.

3.5	Notice to the Gaming Authority

The appointment or removal of a person as a Director must be notified to the Gaming Authority and the appointment of a person as a Director shall only take effect on the requisite approval of the Gaming Authority.

3.6	Quorum for Board meeting

(a)	Subject to clause 3.6(c), the quorum for a meeting of Directors is a simple majority but in case never less than four Directors present or represented (being at least two category “A” Directors and at least two category “B” Directors).

(b)	A Board meeting is adjourned to the same time and place on the same day the following week if a quorum is not present at that Board meeting unless otherwise determined by the Board.

(c)	If a quorum is not present at the reconvened Board meeting, that meeting is adjourned to the same time and place on the next Business Day. The Directors present or represented at the second reconvened Board meeting make up a quorum save in the case of matters referred to in clause 5.3, resolutions in respect of which remains subject to clause 5.3.

3.7	Notice of meetings

(a)	Each Director must receive at least five Business Days notice indicating the objective, hour and place of the Board meeting (including notice that the meeting may be adjourned as set out in clause 3.6) unless all Directors agree otherwise. A Board meeting may be held in the Macau SAR.

(b)	The Board can only pass a resolution on a matter if notice of the general nature of the matter is included in the notice of meeting, unless all Directors agree in writing otherwise (whether or not all such Directors attend the meeting of the Board which considers the relevant resolution).

4.	GENERAL MEETINGS

(a)	The Shareholders agree that the President of the General Meeting shall be Lawrence Ho.

(b)	Subject to clause 4(c), no business may be transacted at any general meeting, except the election of a Chairperson and the adjournment of the meeting, unless a quorum of members is present when the meeting proceeds to business and remains present throughout the meeting.

(c)	The quorum for a General Meeting is one or more Shareholders present or represented holding at least seventy per cent (70%) of the duly authorised and registered share capital of the Company.

5.	DECISION MAKING

5.1	Voting by Directors

Each Director has one vote. The Chairperson does not have a casting vote.

5.2	Directors’ resolutions

All resolutions at meetings of the Board are valid if at least a simple majority of two category “A” Directors (present or represented) and at least two category “B” Directors (present or represented) vote in favour of the relevant resolution including in relation to those decisions listed in clause 5.3 and clause 5.4.

5.3	Decisions of Directors

A resolution of the board which concerns any of the following matters is only valid if at least two category “A” Directors (present or represented) and at least two category “B” Directors (present or represented) vote in favour of that resolution.

Constitution

(a)	memorandum and articles of association: the recommendation to the Shareholders to modify or amend the memorandum and articles of the Company or an Affiliated Company;

(b)	Directors: the appointment or removal of any director of an Affiliated Company;

(c)	committees: the creation of working committees of the Board;

Major Strategic

(d)	Business Plan: the adoption of a Business Plan for the Company and/or for any Affiliated Company or the authorisation of any change to, or deviation from, a Business Plan in any material respect;

(e)	Change in Business: any material change in the nature or scope of the business of the Company, the cessation of the business of any Affiliated Company or the entry into any new business by the Company or any Affiliated Company, except as approved in a Business Plan;

(f)	Merger or amalgamation: any recommendation to the Shareholders with regard to the terms of any merger or amalgamation of the Company with any other company;

(g)	Joint Venture: the entry into by the Company, or the amendment, release or termination of, any joint venture, partnership, agency or similar arrangement of any kind with any person;

(h)	Disposals: the disposal of any assets of the Company or the shares in any Affiliated Company in any Financial Year with a book value or market value of more than MOP8,000,000 (otherwise than in accordance with the Business Plan);

(i)	Listing: any application to the Gaming Authority for approval for the Company to seek:

(i)	admission of the Company or an Affiliated Company to the official list of a Stock Exchange; and

(ii)	official quotation of the shares in the Company or an Affiliated Company on that Stock Exchange;

(j)	Subconcession: any dealings with or matters involving amendments to the terms of the Subconcession or application for or surrender of any Gaming Licence;

Major Financial

(k)	dividends: proposals to Shareholders in connection with the adoption of or change to any dividend policy or the declaration or payment of any dividend by the Company other than in accordance with any adopted dividend policy, except as approved in the Business Plan and/or Budget;

(l)	distributions: proposals to Shareholders in connection with the making by the Company of any capital distribution or capitalisation of any profits or the creation of, or transfer to, any reserve account;

(m)	acquisitions of equity: the acquisition by the Company of any Securities from any third party for a consideration of more than MOP8,000,000, except as approved in a Business Plan and/or Budget;

(n)	expenditure: the incurring of capital or operating expenditure of more than MOP8,000,000 by the Company in a Financial Year, except as approved in a Business Plan and/or Budget;

(o)	material contracts: the entry into by the Company of any agreement or arrangements, which alone or together with any other associated agreement or arrangement:

(i)	is for a duration of more than 3 years;

(ii)	involving the Company in a liability (actual or contingent) for an amount of more than MOP8,000,000; or

(iii)	is outside the ordinary course of business, except as approved in the Business Plan and/or Budget.

(p)	auditor: propose to the Shareholders the appointment or removal of the Auditor;

(q)	accounting policies: the establishment of or any change in a material respect to the accounting policies or practices or financial reporting system of the Company or any Affiliated Company, subject always to the accounting policies in force in the Macau SAR from time to time;

(r)	new issues: the issue or offer or agreement to issue any Securities of the Company;

(s)	class rights: any recommendation to Shareholders to change any rights attaching to any class of Securities of the Company;

(t)	capital reduction: any buy back, redemption or cancellation of any Securities of the Company, or reduction, split, consolidation or other reconstruction of the share capital of the Company, to the extent that such action is under the control of the Directors and to the extent that such action requires Shareholder consent, any proposal to the Shareholders in relation to obtaining such consent;

(u)	borrowing: the borrowing, raising or receiving of any financial accommodation (including to or from any Shareholder) by the Company, or the making of any material unscheduled repayments of any financial accommodation, except to the extent approved in a Business Plan and/or Budget;

(v)	provision of financial accommodation: the provision by the Company of any financial accommodation to any person, other than in the ordinary course of business;

(w)	new business: the establishment by the Company of any new business;

(x)	security interest: the grant of a Security Interest over an asset of the Company otherwise than by operation of law;

(y)	guarantees: the giving by the Company of a guarantee, indemnity or other assurance for a debt or obligation of another person or about the financial condition of that person, or becoming liable under any of those things;

(z)	related party transactions: Except as contemplated in this Agreement:

(i)	the entry into by the Company of any agreement or arrangement with any Shareholder or with any Related Party or Affiliate of any Shareholder or the Company, whether that agreement or arrangement is oral or in writing; or

(ii)	the amendment, release or termination of any agreement or arrangement with any Shareholder or with any Related Party or Affiliate of any Shareholder or the Company, whether that agreement or arrangement is oral or in writing;

(aa)	litigation: the commencement, defence, compromise or settlement by the Company of any litigation, arbitration, remediation or a similar procedure involving a claim of more than MOP100,000 or the waiving or enforcement of any material rights of the Company in respect of such a claim;

(bb)	real property: the purchase, disposal, lease by the Company of, or any other dealing by the Company in, any real property or any interest therein involving real property with a value or commitment of more than MOP1,000,000;

Budget Process

(cc)	budget: the adoption of a Budget for the Company or the authorisation of any change to, or deviation from, a Budget in any material respect; and

Management

(dd)	senior management: the appointment, removal or the making of any material alteration to the terms of employment of the Chief Executive Officer or Chief Financial Officer of the Company provided that such executive shall be removed in the event of an adverse finding against the executive by the Gaming Authority unless otherwise unanimously agreed by the Board and by the Gaming Authority.

5.4	Amendment of financial limits

The Board may amend a financial limit in clause 5.3 by resolution passed at a duly convened Board meeting.

5.5	Shareholders’ resolutions

Notwithstanding anything in this Agreement and Articles, the prior approval of Shareholders representing at least 75% of the issued share capital (whether at a General Meeting or by written resolution) is needed to:

(a)	appoint a liquidator to the Company or propose a winding up of the Company;

(b)	amend or replace the Articles;

(c)	approve a scheme of arrangement to merge or amalgamate the Company with another Company;

(d)	change the name of the Company;

(e)	effect any capital reduction or buy back of Shares by the Company; or

(f)	give effect to any matter set out in clause 5.3 where the approval of Shareholders (rather than Directors) is required by law to give effect to such matter.

5.6	Affiliated Companies

(a)	Each Shareholder and the Company agrees, and must use all reasonable endeavours to ensure that subject as otherwise agreed by them in writing the board and operation of each Affiliated Company (other than the Company) complies with at least the rules set out in this clause 5; and

(b)	The Board will determine the exercise by the Company of its rights and powers to effect appointments to the board and to change the board composition of each Affiliated Company (other than the Company) and to join in or oppose the appointment or proposed appointment by any third parties as directors to the board of an Affiliated Company under the articles of association of the relevant Affiliated Company or under a shareholders agreement concerning an Affiliated Company which is binding on the Company or the relevant Affiliated Company.

6.	BUDGET AND BUSINESS PLAN

6.1	Annual budget

The Company must use reasonable endeavours to ensure that, before the end of any Financial Year, the Directors adopt an annual Budget for the Company in accordance with clause 5.3 for the following Financial Year in a form, and the content of which is, approved by the Directors.

6.2	Business Plan

The Company and each Shareholder must use reasonable endeavours to ensure that, before the end of each Financial Year, the Directors adopt a Business Plan for the Company in accordance with clause 5.3 for the following Financial Year in a form, and the content of which is, approved by the Directors.

7.	SHAREHOLDER OBLIGATIONS

7.1	General Obligations

Each Shareholder will:

(a)	act in good faith to the other Shareholders in any transaction relating to the Company;

(b)	promptly pay into the company bank account all money, cheques and negotiable instruments received by the Shareholder on account of the Company;

(c)	promptly advise the other Shareholders of any matter or material information concerning the Company which may come to the Shareholder’s notice; and

(d)	at all times give to the other Shareholders a full and proper account of any action the Shareholder proposes to take in respect of the Company which has not been authorised by the Shareholders and at the reasonable request of the other Shareholder, furnish a full and accurate explanation of any action the Shareholder takes which affects the Company in any way.

7.2	Managing Director Obligations

In addition to the obligations set out above, the Managing Director shall comply with his obligations as set out in the Engagement Letter.

7.3.	PBLSub Obligations

PBLSub agrees that it shall vote its Class A shares in the same manner as Melco PBL votes its Class B Shares in all matters submitted for voting to the Shareholders.

8.	MANAGEMENT OF THE COMPANY

8.1	Supervisory Board

(a)	The supervision of the Company’s activity belongs to the supervisory board which is made up of three members of whom one shall be the Chairman, and another a substitute, all elected by the General Meeting (the “Supervisory Board”).

(b)	The General Meeting can choose the Sole Supervisor system.

(c)	One of the members and the substitute of the Supervisory Board will be auditors or an audit firm.

(d)	The Sole Supervisor must be an auditor or an audit firm.

(e)	The Supervisory Board shall meet, at least, once every three months.

8.2	Company Secretary

(a)	The Company Secretary shall have the powers determined by law, the Articles and the Board and also to carry out the relations between the Company and its social bodies.

(b)	The Company Secretary, appointed by the Board of Directors, must not be a member of the Board of Directors.

8.3	Maintenance of records

The Company must maintain books and records which enable each of the Shareholders to prepare accounts which comply with the Accounting Standards.

9.	CONFIDENTIALITY

A party may not disclose any Confidential Information to any person, except:

(a)	to its officers, employees, professional advisers, auditors or consultants, to the extent that person requires the information for the purposes of performing their respective functions;

(b)	to its shareholders subject to first obtaining written confidentiality undertakings from those shareholders in a form agreed by the Company and those parties who are at that time entitled to appoint or remove a Director;

(c)	as required by an applicable law, regulatory authority (including gaming regulatory authorities) or applicable Stock Exchange; or

(d)	if a party is required to do so in connection with legal proceedings relating to this Agreement, or relating to any agreement to which that person is a party, provided that, except where the legal proceedings are taken by one party against another party, each other party is first consulted, and is given a reasonable opportunity to assert any right and privilege, confidentiality, or any other right which may prevail, over that party’s duty of disclosure, and must use its best endeavours to ensure the Confidential Information (unless disclosed under clauses 9(a)-(d)) is kept confidential.

10.	DISPOSAL OF SHARES

10.1	No Disposal of Shares

Except for the Class A Shares which shall not be disposed of save in accordance with the provisions of the Articles and the Engagement Letter (as applicable), each Shareholder must:

(a)	not create any Security Interest or agree or offer to create any Security Interest, in its Shares unless approved by Shareholders holding at least 70% of the issued share capital of the Company and the Gaming Authority; and

(b)	not Dispose or agree to Dispose of any of its Shares, or do or omit to do any act if the act or omission would have the effect of Disposing of any of its Shares unless approved by Shareholders holding at least 70% of the issued share capital of the Company.

11.	DISPUTE RESOLUTION

(a)	A party must not commence court proceedings about any dispute unless it first complies with this clause 11.

(b)	A party claiming that a dispute has arisen must notify each other party giving details of the dispute.

(c)	Each party to the dispute must seek to resolve the dispute within 5 Business Days of receiving notice of the dispute or a longer period agreed by the parties to the dispute.

(d)	If the parties do not resolve the dispute under and within the time period referred to in clause 11(c), the chief executive officer of each Shareholder (or a person occupying a similar senior position if such an office is not in existence at the time) must seek to resolve the dispute for a period of up to 15 Business Days after the end of the period referred to in clause 11(c).

(e)	Nothing in this clause 11 will prejudice the right of a party to seek urgent injunctive or declaratory relief in respect of a dispute.

12.	WARRANTIES

12.1	Each party severally warrants to the other parties that:

(a)	Authority: it has taken all necessary action to authorise the signing, delivery and performance of this Agreement and the documents required under this Agreement in accordance with their respective terms;

(b)	Power to enter into this Agreement: it has power to enter into this Agreement and perform its obligations under it and can do so without the consent of any other person;

(c)	No breach: the signing and delivery of this Agreement and the performance by it of its obligations under it complies with:

(i)	each applicable law and authorisation;

(ii)	its constitution or constituent documents, as applicable; and

(iii)	each Security Interest binding on it;

(d)	binding: this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy; and

(e)	no actions: there are no actions, claims, proceedings or investigations pending or to the best of its knowledge threatened against it or by it which may have a material adverse effect on its ability to perform its obligations under this Agreement.

12.2	The Managing Director warrants and represents that:

(a)	The Managing Director is a permanent resident of the Macau SAR.

(b)	No Person other than the Managing Director will have any direct or indirect interest in the Class A Shares held by the Managing Director and the Managing Director will not make any promises or other obligations to any Person regarding any right to or interest in the Class A Shares held by the Managing Director.

13.	GENERAL

13.1	Notices
(a)	Any notice or other communication given under this Agreement including, but not limited to, a request, demand, consent or approval, to or by a party to this Agreement:

(i)	must be in legible writing and in English;

(ii)	must be addressed to the addressee at the address or facsimile number set out below or to any other address or facsimile number a party notifies the other under this clause 13:

A.	if to PBLSub:

Address:	Walker House, Mary Street, PO Box 908GT, George Town Grand Cayman CAYMAN ISLANDS

Attention:	The Directors

Facsimile:	+ 345 945 4757

B.	if to Melco PBL:

Address:	Walker House Mary Street PO Box 908GT George Town Grand Cayman CAYMAN ISLANDS

Attention:	The Directors

Facsimile:	+ 365 945 4757

C.	if to the Company:

Address:	Avenida Dr. Mário Soares No 25 Edificio Montepio 1[o], Comp. 13, Macau SAR

Attention:	The Directors

Facsimile:	+853 345 678

D.	if to Managing Director:

Address:	38/F., The Centrium, 60 Wyndham Street, Central, Hong Kong

Facsimile:	+852 3151 3723

(iii)	must be signed by an authorised signatory or under the common seal of a sender which is a body corporate; and

(iv)	is deemed to be received by the addressee in accordance with clause 13.1(b).

(b)	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice is deemed to be received.

(i)	if sent by hand, when delivered to the addressee;

(ii)	if by post, 5 Business Days from and including the date of postage; or

(iii)	if by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent confirming that the facsimile has been successfully transmitted, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day.

(c)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after transmission is received or regarded as received under clause 13.1(b)(iii) and informs the sender that it is not legible.

(d)	In this clause a reference to an addressee includes a reference to an addressee’s officers, agents or employees or a person reasonably believed by the sender to be an officer, agent or employee of the addressee.

13.2	Governing law

The Agreement shall be governed, construed and interpreted in accordance with the laws of Macau SAR. The parties hereby submit to the exclusive jurisdiction of the courts of Macau SAR.

13.3	Invalidity

(a)	If a provision of this Agreement, or a right or remedy of a party under this Agreement is invalid or unenforceable in a particular jurisdiction:

(i)	it is to be read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii)	the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction shall not be affected.

(b)	This clause 13.3 is not limited by any other provision of this Agreement in relation to severability, invalidity or unenforceability.

13.4	Amendments and Waivers

(a)	Amendment to this Agreement is subject to the approval of the Macau Government and may be made only by a written document signed by the parties provided that there is no obligation to seek a party’s agreement to an amendment when that party is no longer a Shareholder.

(b)	A waiver of a provision of this Agreement or a right or remedy arising under this Agreement, including this clause 13.4, must be in writing and signed by the party granting the waiver.

(c)	A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

(e)	A waiver is only effective in the specific instance and for the specific purpose for which it is given.

13.5	Cumulative rights

The rights and remedies of a party under this Agreement do not exclude any other right or remedy provided by law.

13.6	Further assurances

Each party must do all lawful things within its power that are necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

13.7	Entire agreement

This Agreement supersedes all previous agreements about its subject matter and embodies the entire agreement between the parties.

13.8	Third party rights

Only the parties to this Agreement have or are intended to have a right or remedy under this Agreement or obtain a benefit under it.

13.9	Legal Advice

Each party acknowledges that it has received legal advice about this Agreement or has had the opportunity of receiving legal advice about this Agreement.

13.10	No Assignment

A party may not assign this Agreement or otherwise transfer the benefit of this Agreement or a right or remedy under it.

SIGNED by PBL ASIA LIMITED by:

/s/	/s/
Director	Director/Secretary

Geoff Kleemann	Anthony Klok
Name of Director (print)	Name of Director/Secretary (print)

SIGNED by MELCO PBL INVESTMENTS LIMITED by:

/s/	/s/
Director	Director/Secretary

Geoff Kleemann	Tsui Che Yin, Frank
Name of Director (print)	Name of Director/Secretary (print)

SIGNED by MELCO PBL GAMING (MACAU) LIMITED by:

/s/	/s/
Director	Director/Secretary

Geoff Kleemann	Tsui Che Yin, Frank
Name of Director (print)	Name of Director/Secretary (print)

SIGNED by HO, LAWRENCE YAU LUNG:

/s/
Signature

Ho, Lawrence Yau Lung
Name (print)

ATTACHMENT A

DICTIONARY

Part 1 – Definitions

In this Agreement:

Accounting Standards means generally accepted and consistently applied principles and practices in Macau SAR.

Affiliate means in respect of any Person that is directly or indirectly Controlled by the first Person;

Affiliated Company means the Company and any subsidiary of the Company.

Articles means the Articles of Association of the Company in force from time to time.

Auditor means the auditor of the Company from time to time.

Board means the Board of Directors of the Company from time to time.

Budget means, in respect of the Company, the budget for carrying on the business of the Company during a Financial Year.

Business Day means a day on which banks are open for business in Macau SAR and Hong Kong, excluding a Saturday, Sunday or public holiday.

Business Plan means, in respect of the Company, a detailed Business Plan for carrying on the business of the Company during a Financial Year.

Chairperson means the chairperson of the Board from time to time appointed under clause 3.4.

Chief Executive Officer means the chief executive officer of the Company from time to time.

Chief Financial Officer means the chief financial officer of the Company from time to time.

Class A Shares means the Class A shares of MOP100 each in the capital of the Company.

Class B Shares means the Class B shares of MOP100 each in the capital of the Company.

Class A Capital Distribution has the meaning set out in clause 2.7(b).

Class A Dividend has the meaning set out in clause 2.7(b).

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Confidential Information means any information arising out of or in relation to the provisions of this Agreement or information about the business of the Company or an Affiliated Company, or about the Company or a party to this Agreement in connection with this Agreement, but excluding any information which is in the public domain otherwise than as a result of the wrongful disclosure by any party.

Control (including the terms controlled by and under common control with) means, in relation to any Person, the ability of any other Person or group of Persons, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of more than fifty per cent (50%) of the outstanding voting securities of such Person, as trustee or executor, by contract or credit arrangement or otherwise.

Director means a director of the Company from time to time.

Dispose means to sell, transfer, assign, declare oneself a trustee of or part with the benefit of or otherwise dispose of any Share (or any property risk or other interest in it or any part of it including the granting of voting rights or other social right derived from any Shares to a person other than the holder) including, without limitation, to enter into a transaction in relation to the Share (or any interest in the Share) which results in a person other than the registered holder of the Share:

(a)	acquiring or having any property or right in the Share, including, without limitation, a right arising under a declaration of trust, an agreement for sale and purchase or an option agreement or an agreement creating a charge or other Security Interest over the Share; or

(b)	acquiring or having any right to receive directly or indirectly any dividends or other distribution or proceeds of disposal payable in respect of the Share or any right to receive an amount calculated by reference to any of them; or

(c)	acquiring or having any rights of pre-emption, first refusal or other direct or indirect control over the disposal of the Share; or

(d)	acquiring or having any rights of direct or indirect control over the exercise of any social rights or voting rights of appointment attaching to the Share; or

(e)	otherwise acquiring or having property or other rights against the registered holder of the Share (or against a person who directly or indirectly controls the affairs of the registered holder of the Shares) which have the effect of placing the other person in substantially the same position as if the person had acquired the property or other rights or interest in the Share itself;

but excludes a transfer permitted by this Agreement and excludes the creation of a Security Interest authorised by the Gaming Authority or otherwise permitted under applicable laws of Macau SAR and “Disposal” shall be construed accordingly.

Engagement Letter means the letter agreement among Melco PBL, the Company and the Managing Director dated on or around 15 December 2006.

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Gaming Authority means the Macau SAR Gambling Inspection and Coordination Bureau and the Macau SAR Gaming Commission, and other governmental, regulatory, and administrative authorities, agencies, boards, and officials responsible for or involved in the regulation of gaming or gaming activities or the interpretation or enforcement of Gaming Laws in Macau SAR.

Gaming Authorizations means the Subconcession and any licences, permits, approvals, authorities issued by any Gaming Authority necesssary for the conduct of any activities under the Gaming Laws.

Gaming Laws means the Gaming Concessions Legal Regime for the exploitation of games of chance and other games in casino in the Macau SAR comprising Law no. 16/2001, Regulation no.26/2001 and all other complementary applicable laws and regulations and other Gaming Authorizations from the Gaming Authority and other applicable laws of Macau SAR.

Government Authority means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether of Macau SAR or foreign, federal, state, territorial or local.

General Meeting means a meeting of the Shareholders.

Macau S.A.R. means the Macau Special Administrative Region of The People’s Republic of China.

Patacas or MOP means units of the lawful currency of Macau SAR.

Person means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

Regulatory Authority means a gaming regulatory authority including, without limitation, gaming regulatory authorities in Victoria (Australia), Western Australia (Australia), a gaming regulatory authority of the Macau S.A.R. and any gaming regulatory authority.

Related Party means, in relation to any Person, any other Person who is a connected person of that Person within the meaning of the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited.

Securities means shares, units, debentures, convertible notes, options and other equity or debt securities.

Security Interest means a right, interest, power or arrangement in relation to an asset which provides security for the payment or satisfaction of a debt, obligation or liability including under a bill of sale, mortgage, charge, lien, pledge, trust, encumbrance, power, deposit, hypothecation or arrangement for retention of title, and includes an agreement to grant or create any of those things.

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Shares means the Class A Shares and the Class B Shares.

Shareholder means a holder from time to time of Shares.

Stock Exchange means any public securities market in any country.

Subconcession means the binding trilateral agreement entered into by and between the Macau SAR, Wynn Resorts (Macau) Limited (as concessionaire for the operation of casino games of chance and other casino games in the Macau SAR, under the terms of the 24th June, 2002 concession contract by and between the Macau SAR and Wynn Resorts (Macau) Limited) and the Company, comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of the Macau SAR, Wynn Resorts (Macau) Limited and the Company (the nominative administrative contract known as the subconcession contract for the operation of casino games of chance and other casino games in the Macau SAR, executed by Wynn Resorts (Macau) Limited and the Company, to be the most significant instrument thereof), pursuant to the terms of which the Company is to exploit casino games of chance and other casino games in the Macau SAR as an autonomous subconcessionaire in relation to Wynn Resorts (Macau) Limited.

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Part 2 - Interpretation

(a)	In this Agreement unless the context otherwise requires:

(i)	words importing the singular include the plural and vice versa;

(ii)	words which are gender neutral or gender specific include each gender;

(iii)	other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(iv)	an expression importing a natural person includes a company, partnership, joint venture, association, corporation or other body corporate and a Government Agency;

(v)	a reference to a thing (including, but not limited to, a chose-in-action or other right) includes a part of that thing;

(vi)	a reference to a clause, party, schedule or attachment is a reference to a clause of this Agreement, and a party, schedule or attachment to, this Agreement and a reference to this Agreement includes a schedule and attachment to this Agreement;

(vii)	a reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law judgment, rule of common law or equity or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced;

(viii)	a reference to a document includes all amendments or supplements to that document, or replacements or novations of it;

(ix)	a reference to a party to a document includes that party’s successors and permitted assigns;

(x)	an agreement on the part of two or more persons binds them jointly and severally;

(xi)	a reference to include, includes, including and like terms is to be construed without limitation; and

(xii)	a reference to an agreement, other than this Agreement, includes an undertaking, agreement, agreement or legally enforceable arrangement or understanding, whether or not in writing.

(b)	Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the next Business Day.

(c)	Headings are for convenience only and do not affect the interpretation of this Agreement.

(d)	This Agreement may not be construed adversely to a party just because that party prepared the Agreement.

(e)	A term or expression starting with a capital letter which is defined in this Dictionary has the meaning given to it in this Dictionary.

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